Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
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
                                            12 months ended September 30,
                                                    1999        1998
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $41,359     $40,549
Plus debt expense                                    16,518      14,062
Plus allowance for borrowed
   funds used during construction                     2,257         448
Plus interest portion of rental expense                 212         312
                                                    $60,346     $55,371

Fixed Charges

Debt expense                                        $16,518     $14,062
Plus allowance for borrowed
   funds used during construction                     2,257         448
Plus interest portion of rental expense                 212         312
                                                    $18,987     $14,822

Ratio of Earnings to Fixed Charges                     3.18        3.74
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